As filed with the Securities and Exchange Commission on September 5, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Raptor Pharmaceutical Corp.
(Exact name of Registrant as specified in its charter)

Delaware	86-0883978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Hamilton Landing, Suite 100
Novato, California 94949
(415) 408-6200
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Georgia Erbez
Chief Financial Officer
Raptor Pharmaceutical Corp.
7 Hamilton Landing, Suite 100
Novato, California 94949
(415) 408-6231
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles K. Ruck, Esq. Kathleen M. Wells, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share (3)	3,428,571	(1)	$10.88	(2)	$37,302,852.48	(2)	$4,804.61

(1)	This registration statement covers the following shares of our common stock, par value $0.001 per share ("common stock"), issuable upon conversion of our outstanding 8.0% Convertible Senior Notes due 2019 (the "notes"): 3,428,571 shares of common stock, which is the maximum number of shares of common stock issuable upon conversion of the notes, at a conversion rate of approximately 57.14 shares of our common stock per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time to prevent dilution resulting from stock splits, stock dividends or similar capital adjustments and transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $11.08, and low, or $10.68, sales prices of our common stock on August 29, 2014, as quoted on the NASDAQ Global Market. It is not known how many shares of common stock will be sold under this registration statement or at what price or prices such shares will be sold.
(3)	Includes associated rights to purchase shares of the registrant's Series A participating preferred stock, par value $0.001 per share, or Purchase Rights, that are associated with all shares of our common stock, in accordance with that certain Rights Agreement, dated as of May 13, 2005, as amended, by and between the registrant and American Stock Transfer & Trust Company, LLC, as rights agent, or the Rights Agreement. The Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement and, until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing common stock and are transferrable only with the common stock. The value attributable to the Purchase Rights, if any, is reflected in the value of the common stock.

PROSPECTUS
Raptor Pharmaceutical Corp.
Shares of Common Stock, par value $0.001 per share, issuable upon conversion of $60,000,000 8.0% Convertible Senior Notes due 2019
In July 2014, we sold $60,000,000 principal amount of 8.0% Convertible Senior Notes due 2019 (the "notes") to HealthCare Royalty Partners II, L.P., HCRP Overflow Fund, L.P., and MOLAG Healthcare Royalty, LLC (collectively and as further provided for in "Selling Securityholders" in this prospectus, the "selling securityholders"). We offered and sold the notes to the selling securityholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").
This prospectus may be used from time to time by the selling securityholders to offer the shares of common stock issuable upon conversion of the notes, if any, in any manner described under "Plan of Distribution" in this prospectus. The selling securityholders may sell any such shares of common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. If the selling securityholders use underwriters, broker-dealers or agents, we will name them and describe their compensation in a supplement to this prospectus as may be required. We will receive no proceeds from any sale by the selling securityholders of the securities offered by this prospectus, but in some cases we have agreed to pay certain registration expenses.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3.
Our common stock is listed on the NASDAQ Global Market under the symbol "RPTP." On September 4, 2014, the last reported sale price of our common stock on the NASDAQ Global Market was $11.10 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 5, 2014.

Important Notice About the Information Presented In This Prospectus
You should rely only on the information we have provided or incorporated by reference in this prospectus, any supplement to this prospectus or any free writing prospectus we have authored. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information in this prospectus, any supplement to this prospectus or any free writing prospectus we have authored is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition and results of operations may have changed since that date.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information; Incorporation by Reference."
As used in this prospectus, "Raptor Pharmaceutical," the "Company," "we," "our" or "us" refers to Raptor Pharmaceutical Corp. (including its predecessors) and its subsidiaries on a consolidated basis, unless otherwise indicated. When we refer to "you," we mean the holders of any shares of common stock issuable upon conversion of the notes, as applicable.

 SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" beginning on page 3 of this prospectus and our consolidated financial statements and other documents incorporated by reference.
Raptor Pharmaceutical Corp.
We are a biopharmaceutical company focused on developing and commercializing life-altering therapeutics that treat debilitating and often fatal diseases.
On April 30, 2013, our first product, PROCYSBI® (cysteamine bitartrate) delayed-release capsules, or PROCYSBI, received marketing approval from the U.S. Food and Drug Administration for the management of nephropathic cystinosis in adults and children six years and older. On September 6, 2013, our European equivalent, PROCYSBI® gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received a Community or EU marketing authorization from the European Commission as an orphan medicinal product for the management of proven nephropathic cystinosis. The EU marketing authorization allows us to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Free Trade Association, or EFTA). PROCYSBI received seven years and 10 years of market exclusivity as an orphan drug in the U.S. and the EU, respectively. We commenced commercial sales of PROCYSBI in the U.S. in mid-June 2013 and in Germany in April 2014.
We are incorporated under the laws of the State of Delaware and our business was founded in May 2006. Our principal executive offices are located at 7 Hamilton Landing, Suite 100, Novato, CA 94949, and our telephone number is (415) 408-6200. Our website address is www.raptorpharma.com. The information on, or accessible through, our website is not part of this prospectus.

The Offering

Issuer	Raptor Pharmaceutical Corp.

Selling securityholders
Selling securityholders named in this prospectus, including their permitted transferees, pledgees, assignees, distributees, donees, successors or others who later hold any of the selling securityholders' interests. See "Selling Securityholders" on page 8.

Securities offered by selling securityholders	3,428,571 shares of our common stock, which is the maximum number of shares of our common stock issuable upon conversion of the notes.

Use of proceeds	We will not receive any of the proceeds from sales of common stock by selling securityholders, if any, pursuant to this prospectus.

Risk factors
See "Risk Factors" on page 3 and other information we include or incorporate by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market symbol	RPTP

RISK FACTORS
An investment in shares of our common stock involves a high degree of risk. Before you decide to invest in shares of our common stock, you should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and under the caption "Forward-Looking Statements," as well as other information included in or incorporated by reference into this prospectus, particularly the specific risk factors discussed in the sections titled "Risk Factors" contained in our filings with the Securities and Exchange Commission, or SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), before deciding whether to invest in shares of our common stock. For more information, see "Where You Can Find More Information; Incorporation by Reference." Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Common Stock
We may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value.
There are a number of reasons why we might fail to meet financial guidance or other expectations about our business, including, but not limited to, the following:
•	unexpected difficulties in the commercialization of PROCYSBI in the U.S. or in the EU;
•	the effectiveness of our sales, marketing and distribution efforts and overall success of our commercialization efforts in the U.S. and in the EU;
•	lower than expected pricing and reimbursement levels, or no reimbursement at all, for PROCYSBI;
•	current and future competitive products that have or obtain greater acceptance in the market than PROCYSBI;
•	negative publicity about the results of our clinical trials, or those of others with similar or related products;
•	if only a subset of or no affected patients respond to therapy with PROCYSBI or future products, if any;
•	the inability to sell a product at the price we expect; or
•	the inability to supply enough product to meet demand.
If we fail to meet our revenue and/or expense projections and/or other financial guidance for any reason, our stock price could decline.
Our stock price is volatile, which could result in substantial losses over short periods of time for our stockholders. The trading volume in our common stock may be relatively small.
Our common stock is quoted on the NASDAQ Global Market. The trading price of our common stock has been and may continue to be volatile. Our operating performance, both financial and in the development of approved products, affects and will continue to significantly affect the market price of our common stock. We face a number of risks including those described in this Risk Factors section and the sections titled "Risk Factors" contained in our filings with the SEC, which may negatively impact the price of our common stock.

The market price of our common stock also may be adversely impacted by broad market and industry fluctuations including general economic and technology trends, regardless of our operating performance. The NASDAQ Global Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of securities of pharmaceutical, biotechnology and other life sciences companies in a comparable stage to us have historically been particularly volatile and trading volume in such securities has often been relatively small. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. The stock market also has periods during which industry segments, such as biotechnology, are in volatile swings of greater or lesser favor as investments. These swings may affect in particular the stock prices of companies such as ours that do not have conventional measures of financial and business health such as sales, earnings, profitability and related measures.
These broad market fluctuations, during which our stage of company and our industry may experience a stronger degree of market sensitivity, will adversely affect the trading price of our common stock. In the past, following periods of volatility in the market resulting in substantial price declines of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.
A substantial number of shares of our common stock are eligible for future sale in the public market, and the issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock.
Any additional issuance of equity, convertible or exchangeable securities, including for the purposes of raising capital to fund our operations, financing acquisitions and the expansion of our business, will have a dilutive effect on our existing stockholders. In addition, the perceived market risk associated with the possible issuance of a large number of shares of our common stock, including pursuant to the exercise of our currently outstanding stock options, or issuances of securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock to decline. Subsequent sales of our common stock in the open market, exercises of our currently outstanding stock options and the subsequent sale of the shares acquired thereunder or the sale by us of shares of our common stock or securities convertible or exchangeable into our common stock for capital raising purposes could also have an adverse effect on the trading price of our common stock. If our common stock price declines, it will be more difficult for us to raise additional capital or we may be unable to raise additional capital at all.
We have entered into a Second Amended and Restated Sales Agreement with Cowen and Company, which, if utilized further, will create substantial dilution for our existing stockholders. The original Sales Agreement provided for at-the-market sales of our common stock with aggregate gross proceeds of up to $40.0 million. On July 3, 2013, we entered into an Amended and Restated Sales Agreement to increase the aggregate gross sales proceeds that may be raised pursuant to the agreement to $100.0 million. The Second Amended and Restated Sales Agreement provides that sales of our common stock under the agreement will be made pursuant to our automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on May 12, 2014. As of June 30, 2014, we had used approximately $53.8 million under the "at the market" offering program.
In connection with other collaborations, joint ventures, license agreements or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.
Because we do not intend to pay any cash dividends on our common stock, investors will benefit from an investment in our common stock only if it appreciates in value. Investors seeking dividend income should not purchase shares of our common stock.
We have not declared or paid any cash dividends on our common stock since our inception. We anticipate that we will retain our earnings to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in the value of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain its current price. Investors seeking dividend income should not invest in our common stock.

We can issue shares of preferred stock that may adversely affect the rights of a stockholder of our common stock.
Our certificate of incorporation authorizes us to issue up to 15.0 million shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock.
Anti-takeover provisions under Delaware law, in our stockholder rights plan and in our certificate of incorporation and bylaws may prevent or complicate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.
We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law as currently in effect may make a change in control of our Company more difficult, even if a change in control may be beneficial to the stockholders. Our board of directors has the authority to issue up to 15.0 million shares of preferred stock, none of which are issued or outstanding. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Our certificate of incorporation contains provisions that may enable our management to resist an unwelcome takeover attempt by a third party, including: a prohibition on actions by written consent of our stockholders; the fact that stockholder meetings must be called by our board of directors; and provisions requiring stockholders to provide advance notice of proposals. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our Company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.
We are a party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover of us by making such proposed acquisition more expensive and less desirable to the potential acquirer. The stockholder rights plan and our certificate of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS
In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, include statements about our future business plans and strategies, as well as other statements that are not historical in nature. These forward-looking statements are based on our current expectations.
In some cases, these statements can be identified by the use of terminology such as "believes," "expects," "anticipates," "plans," "may," "might," "will," "could," "should," "would," "projects," "anticipates," "predicts," "intends," "continues," "estimates," "potential," "opportunity" or the negative of these terms or other comparable terminology. All such statements, other than statements of historical facts, including statements regarding our financial condition, future results of operations, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans and objectives of management, markets for our securities and other prospective matters, involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of the filing made with the SEC in which such statements were made. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. Our business' actual operations, performance, developments and results might differ materially from any forward-looking statement due to various known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section of this prospectus titled "Risk Factors" as well as other factors not identified therein, and therefore we cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on any such forward-looking statements. We cannot give you any assurance that such forward-looking statements will prove to be accurate and such forward-looking events may not occur. In light of the significant uncertainties inherent in such forward-looking statements, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.
All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Unless required by U.S. federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation and disclaim any intention to update or release publicly any revisions to these forward-looking statements after the filing of this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events or for any other reason.

USE OF PROCEEDS
We will not receive any of the proceeds from sales of common stock by selling securityholders, if any, pursuant to this prospectus.

SELLING SECURITYHOLDERS
On July 23, 2014, we issued $60,000,000 aggregate principal amount of our 8.0% Convertible Senior Notes due 2019, or the notes, which were initially convertible into an aggregate of 3,428,571 shares of common stock, to the investment funds listed in the table below in transactions exempt from the registration requirements of the Securities Act. For purposes of this prospectus, "selling securityholders" includes the investment funds listed in the table below, permitted transferees, pledgees, assignees, distributees, donees, successors or others who later hold any of the selling securityholders' interests. Our registration of the common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of such common stock.
The following table sets forth certain information as of September 5, 2014 concerning the common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of approximately 57.14 shares of common stock per $1,000 aggregate principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the convertible note purchase agreement governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares beneficially owned and offered by the selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the table below. We have assumed for purposes of the table below that the selling securityholders will sell all of the common stock issuable upon conversion of the notes pursuant to this prospectus.
Information about the selling securityholders may change over time. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Except for the transactions referred to herein and in documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the selling securityholders has, or within the last three years has had, any position, office or other material relationship (legal or otherwise) with us or any of our subsidiaries other than as a holder of our securities.
Name	Number of Shares of Common Stock Beneficially Owned or Offered Hereby (1)	Percentage of Shares of Common Stock Beneficially Owned and Offered Hereby (2)
HealthCare Royalty Partners II, L.P. (3)	2,285,714	3.6%
HCRP Overflow Fund, L.P.	857,142	1.4%
MOLAG Healthcare Royalty, LLC	285,714	0.5%

(1)	Assumes for each $1,000 in principal amount of the notes an initial conversion rate of approximately 57.14 shares of common stock per note upon conversion. This initial conversion rate is subject to adjustment, however. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	The percentage reflects the 62,998,213 shares outstanding as of August 29, 2014 and gives effect to the total number of shares of common stock beneficially owned and offered hereby by the selling securityholders.
(3)	HealthCare Royalty Partners II, L.P. is the lender under our amended and restated loan agreement.

PLAN OF DISTRIBUTION
The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the shares. We will not receive any proceeds from the sale of the common stock, if any, covered hereby.
The selling securityholders may sell the shares of common stock covered by this prospectus from time to time and may also decide not to sell all or any of the shares of common stock that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:
•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares of common stock for whom they may act as agent;
•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;
•	ordinary brokerage transactions or transactions in which a broker solicits purchases;
•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;
•	the pledge of shares of common stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares of common stock;
•	short sales or transactions to cover short sales relating to the shares of common stock;
•	one or more exchanges or over the counter market transactions;
•	through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);
•	privately negotiated transactions;
•	the writing of options, whether the options are listed on an options exchange or otherwise;
•	distributions to creditors and equity holders of the selling securityholders; and
•	any combination of the foregoing, or any other available means allowable under applicable law.
A selling securityholder may also resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.

The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements, or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement to this prospectus or post-effective amendment to the registration statement of which this prospectus is a part.
In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of the shares of common stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares of common stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of common stock to investors in our securities or the selling securityholders' securities or in connection with the offering of other securities not covered by this prospectus.
The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase shares of common stock from the selling securityholders. These sales may be made under "delayed delivery contracts" or other purchase contracts that provide for payment and delivery on a specified future date.
Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.
In connection with sales of the shares of common stock covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are "underwriters" under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of NASDAQ in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.
We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers, agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.
The selling securityholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. These restrictions may affect the marketability of such shares of common stock.

In order to comply with applicable securities laws of some states or countries, the shares of common stock may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any shares of common stock of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.
In connection with an offering of shares of common stock under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of common stock offered under this prospectus. As a result, the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on NASDAQ or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, our bylaws, as amended, and our Rights Agreement (as defined below), which have been publicly filed with the SEC. See "Where You Can Find More Information; Incorporation by Reference."
As of September 4, 2014, our authorized capital stock consists of:
•	150,000,000 shares of common stock, $0.001 par value; and
•	15,000,000 shares of preferred stock, $0.001 par value.
Common Stock
Dividends
Subject to any preferential rights to receive dividends of any outstanding shares of our preferred stock (including, if issued, our Series A participating preferred stock described below), the holders of our common stock will be entitled to receive, ratably in proportion to the number of shares of our common stock held by them, any dividends that may be declared on our common stock by our board of directors out of funds legally available for the payment of dividends.
Voting Rights
For the purpose of determining those stockholders entitled to vote at any meeting of our stockholders, except as otherwise provided by law, only persons in whose names shares of stock stand on our stock records on the applicable record date, as provided in our bylaws, as amended, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.
Each outstanding share of common stock will entitle the holder to one vote on each matter properly submitted to our stockholders for their vote; provided, however, that holders of common stock shall not be entitled to vote on any amendment to our certificate of incorporation, as amended, that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon. The holders of our common stock are not entitled to cumulative voting rights in the election of our directors, which means that holders of a majority of the outstanding shares of our common stock will be entitled to elect all of our directors standing for election by holders of our common stock. In the event that shares of our Series A Participating Preferred Stock are issued, the Series A Participating Preferred Stock and our common stock will vote together as one class on all matters submitted to a vote of our stockholders as described below under "—Shareholder Rights Plan; Series A Participating Preferred Stock."
Our bylaws, as amended, provide that our stockholders have the power to adopt, amend or repeal our bylaws; provided, that in addition to any vote of the holders of any class or series of our stock required by law or by our certificate of incorporation, as amended, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors also is empowered to amend our bylaws without the consent of our stockholders. In addition, our certificate of incorporation, as amended, and our bylaws, as amended, provide that a director may be removed at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of 66 2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote at an election of directors.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive or similar rights to acquire shares of our common stock or other securities and is not subject to conversion into other securities or redemption at our option or at the option of any holder.
Right to Receive Liquidation Distributions
If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive, after payment of or provision for all of our debts and other liabilities and distribution in full of the preferential amounts, if any, to be distributed to the holders of any outstanding preferred stock, all of our remaining assets available for distribution, ratably in proportion to the number of shares of our common stock held by them.
Other
Our outstanding common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, which our board of directors may designate and issue in the future.
Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Our board of directors is authorized, without action by our stockholders, to provide for the issuance of shares of preferred stock in one or more series and to fix the number of shares and to determine for each series such voting rights, if any, designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. Prior to the issuance of shares of a series of preferred stock, we are required by the General Corporation Law of the State of Delaware, or the DGCL, to file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation sets forth, for each such series, the designations, powers, preferences, rights, qualifications, limitations and restrictions established by the resolution or resolutions of our board of directors as described above.
Our board of directors, without stockholder approval, could issue one or more series of our preferred stock with voting, economic or other rights that are senior or superior to those of our common stock that could, among other things, dilute the voting power of our common stock, reduce the likelihood that holders of our common stock will receive dividend payments (if we were to elect to pay dividends) or payments in the event of our liquidation, dissolution or winding-up and delay, deter or prevent a change in control or other takeover of our company.
Shareholder Rights Plan; Series A Participating Preferred Stock
Our board of directors has established a shareholder rights plan and, in connection therewith, has authorized the issuance of 100,000 shares of our Series A Participating Preferred Stock, or the Junior Preferred Stock. Both our shareholder rights plan and our authorized but unissued Junior Preferred Stock include terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of our common stock might believe to be in their best interests.
Pursuant to the Rights Agreement (as defined below), our board of directors has authorized the issuance of 136 preferred share purchase rights, or a "Right," for each outstanding share of our common stock, including any shares offered pursuant to this prospectus and any applicable prospectus supplement. Each Right entitles its holder to purchase one one-thousandth of a share of our Junior Preferred Stock (we refer to this fractional share as a "Unit") at a price of $15.00. As described below, this fraction of a share of Junior Preferred Stock is intended to give the owner approximately the same dividend, voting and liquidation rights as would one share of our common stock. However, prior to exercise, a Right does not give its owner any dividend, voting, liquidation or other rights as a stockholder.

The terms of the Rights are set forth in a rights agreement dated as of May 13, 2005, as amended, by and between American Stock Transfer & Trust Company, LLC, as rights agent, and us, which is referred to herein as the Rights Agreement.
Subject to certain exceptions, upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person, together with all affiliates or associates of such person, which we refer to as an "acquiring person," has acquired beneficial ownership of 15% or more of our outstanding common stock, subject to certain exceptions, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of a tender or exchange offer which would result in the beneficial ownership by an acquiring person of 15% or more of such outstanding common stock (the earlier of such dates is referred to as the "distribution date"), the Rights will be evidenced by our common stock certificates.
The Rights are currently evidenced by the certificates that represent our common stock and trade with, and are inseparable from, the underlying common stock. Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates of our common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate Rights certificates alone will evidence the Rights.
The Rights are not exercisable until the distribution date. The Rights will expire at the close of business on May 13, 2015 unless that final expiration date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described below.
The purchase price payable, and the number of Units of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of the Units of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Units of Junior Preferred Stock (or shares having the same or more favorable rights, privileges and preferences as the Junior Preferred Stock, which we refer to as "equivalent preferred stock") at a price, or securities convertible into Units of Junior Preferred Stock or equivalent preferred stock with a conversion price, less than the then current market price of the Units of Junior Preferred Stock, or (iii) upon the distribution to holders of the Units of Junior Preferred Stock of evidences of indebtedness, cash or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Units of Junior Preferred Stock) or of subscription rights, options or warrants other than those referred to above.
The number of outstanding Rights and the number of Units of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.
The Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. The Junior Preferred Stock will rank senior in right of payment to our common stock, and, unless otherwise provided with respect to a particular series of our preferred stock, junior in right of payment to our preferred stock, with respect to dividends and distributions in the event of our liquidation, dissolution and winding-up. Each share of Junior Preferred Stock will be entitled to a minimum quarterly payment of $10.00 per share, or, if greater, an aggregate dividend of one one-hundred thirty-sixth (1/136th) of 1,000 times the dividend (other than dividends payable in common stock) declared per share of our common stock. In the event of our liquidation, dissolution or winding-up, the holders of shares of our Junior Preferred Stock will be entitled to receive, for each share of Junior Preferred Stock and after payment of or provision for our debts and other liabilities and the preferential amounts, if any, to be distributed to holders of any other outstanding shares of our preferred stock, a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), or, if greater, an aggregate payment of one one-hundred thirty-sixth (1/136th) of 1,000 times the payment made per share of our common stock. Each share of Junior Preferred Stock will have one one-hundred thirty-sixth (1/136th) of 1,000 votes on all matters submitted to a vote of our stockholders and shall vote together with the holders of our common stock as one class on all matters submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be exchanged or changed in an amount per share equal to one one-hundred thirty-sixth (1/136th) of 1,000 times the amount received per share of common stock. The foregoing rights are protected by customary anti-dilution provisions.

The foregoing dividend, liquidation and voting rights of the Junior Preferred Stock are intended to result in each Unit of Junior Preferred Stock purchasable upon exercise of a Right having a value that approximates the value of one share of common stock.
If, after the Rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of its affiliates, the Rights Agreement requires that proper provision be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring person which at the time of such transaction will have a market value of two times the exercise price of the Right.
If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, the Rights Agreement requires, subject to certain exceptions, that proper provision be made so that each holder of a Right, other than Rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive for a period of 60 days upon exercise that number of shares of our common stock or Units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the Right.
At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio per Unit of Junior Preferred Stock equal to the purchase price per Unit of Junior Preferred Stock upon exercise of a Right divided by the then current market price per Unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of our common stock then outstanding.
With certain exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Units of Junior Preferred Stock on the last trading day prior to the date of exercise.
At any time on or prior to the public announcement that there is an acquiring person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0005 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The Rights are also redeemable after public announcement that there is an acquiring person under certain circumstances as specified in the Rights Agreement.
Generally, the terms of the Rights and the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the Rights. However, our board of directors may not amend the Rights Agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board of directors may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns.
Until a Right is exercised, the holder of a Right will have no rights, by virtue of such holder's ownership of a Right, as our stockholder, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by our board of directors since the Rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date. The foregoing description of the Rights, the Rights Agreement and the Junior Preferred Stock is not complete and is qualified in its entirety by reference to the Rights Agreement and our certificate of incorporation, as amended, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and may be obtained as described under "Where You Can Find More Information; Incorporation by Reference."
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we are generally prohibited, subject to certain exceptions, from engaging in any "business combination" with any "interested stockholder" (as those terms are defined in Section 203) for a period of three years following the time that this stockholder became an interested stockholder unless:
•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are our directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Under Section 203, a "business combination" includes in general, with respect to a Delaware corporation such as us:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition to or with the interested stockholder of assets of the corporation with an aggregate market value equal to or greater than 10% of either the aggregate market value of the corporation's consolidated assets or the aggregate market value of the corporation's outstanding stock;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder, subject to exceptions, as (a) an entity or person beneficially owning, or within three years prior to the determination of interested stockholder status that did own, 15% or more of the outstanding voting stock of the corporation and (b) any affiliate or associate (as those terms are defined in Section 203) of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation within the prior three years, and affiliates and associates of any of the foregoing persons.
The foregoing description of some of the terms of Section 203 of the Delaware General Corporation Law is not complete and is qualified by reference to Section 203.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation, as amended, and bylaws, as amended, as well as the provisions of our Rights Agreement and Section 203 of the Delaware General Corporation Law described above, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.
Our certificate of incorporation, as amended, and bylaws, as amended, include anti-takeover provisions that:
•	authorize our board of directors, without further action by the stockholders, to issue preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights and other terms of that series, which may include dividend and liquidation rights and preferences, conversion rights and voting rights;
•	provide that the number of directors that shall constitute our board of directors shall be fixed exclusively by resolutions adopted by our board of directors and that vacancies on our board of directors, including newly created directorships resulting from any increase in the number of our directors, shall, unless otherwise determined by our board of directors or required by law, be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum, and not by our stockholders;
•	require that actions to be taken by our stockholders may only be taken at an annual or special meeting of our stockholders and not by written consent;
•	specify that special meetings of our stockholders can be called only by the Chairman of our board of directors, our Chief Executive Officer, our President or our board of directors, and not by our stockholders or any other persons;
•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;
•	require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors in order to remove the board of directors or any individual director without cause;
•	provide that both our board of directors and our stockholders may adopt, amend or repeal our bylaws, provided that, in addition to any vote of any class or series of stock required by law or our certificate of incorporation, as amended, the affirmative vote of the holders of 66 2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors shall be required for our stockholders to adopt, amend or repeal any provision of our bylaws; and
•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by the holders of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock sold by selling securityholders pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects.  The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof.  These authorities may change or be subject to differing interpretations.  Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock.  We have not sought and will not seek any rulings from the IRS regarding the matters discussed below.  There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income.  In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	"controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes.  A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
We do not currently expect to pay dividends.  If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero.  Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).  A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, unless an applicable income tax treaty provides otherwise.  To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI or other applicable Form W-8, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates unless an applicable income tax treaty provides otherwise.  A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.  Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates.  A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.  Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.  However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.  In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption.  Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities.  Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.  If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby.
EXPERTS
The consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the year ended December 31, 2013 and for the four-month period ended December 31, 2012, the financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting, that are incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing. The consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the fiscal years ended August 31, 2012 and 2011, and the financial statement schedule, that are incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part have been so incorporated by reference in reliance upon the reports of Burr Pilger Mayer, Inc., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
With respect to the unaudited interim financial information for the quarters ended March 31, 2013 and June 30, 2013 and September 30, 2013, incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement of which this prospectus supplement forms a part prepared or certified by the accountants within the meaning of the Sections 7 and 11 of that Act.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
Our website address is www.raptorpharma.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or as exhibits to a document incorporated by reference in the registration statement. Statements in this prospectus, any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.
Incorporation by Reference
The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and, if applicable, supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any related prospectus supplement, any related free writing prospectus that we may provide or any subsequently filed document that is incorporated by reference in this prospectus modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	our Transition Report on Form 10-KT for the four-month period ended December 31, 2012, originally filed with the SEC on March 14, 2013, as amended by Amendment No. 1 on Form 10-KT/A on June 19, 2013 and Amendment No. 2 on Form 10-KT/A on May 12, 2014;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 8, 2013, as amended by Amendment No. 1 on Form 10-Q/A on June 19, 2013 and Amendment No. 2 on Form 10-Q/A on May 12, 2014;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on August 9, 2013, as amended by Amendment No. 1 on Form 10-Q/A on May 12, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 7, 2013, as amended by Amendment No. 1 on Form 10-Q/A on May 12, 2014;
•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement filed with the SEC on June 17, 2014 and Definitive Additional Materials on Schedule 14A filed with the SEC on July 21, 2014 and July 29, 2014;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014;
•	our Current Reports on Form 8-K filed with the SEC on January 14, 2014, January 22, 2014, February 24, 2014, February 26, 2014, July 3, 2014, July 8, 2014, July 29, 2014, August 4, 2014, August 5, 2014 and August 21, 2014; and
•	the description of our Series A Participating Preferred Stock contained in the Registration Statement on Form 8-A filed on May 16, 2005 (File No. 000-25571), as amended on May 9, 2014, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, excluding any documents or portions thereof or exhibits thereto that are "furnished" to, rather than "filed" with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Raptor Pharmaceutical Corp.
7 Hamilton Landing, Suite 100
Novato, CA 94949
(415) 408-6200
Attn: Secretary
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.
Trademark Notice
Raptor Pharmaceutical, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, all of which will be paid by the registrant, in connection with the securities being registered hereby. All amounts are estimated, except the SEC registration fee.
SEC registration fee	$4,805
Legal fees and expenses	75,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	20,000
Miscellaneous	2,500
Total	$ 107,305

Item15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, includes a provision to the foregoing effect.
Our bylaws, as amended, provide that we shall, to the fullest extent authorized by the DGCL, indemnify our directors and executive officers; provided; however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to our powers under the DGCL or (iv) such indemnification is otherwise required under our bylaws.
Pursuant to the terms of the merger agreement between us, a merger subsidiary and our former wholly-owned subsidiary, Raptor Pharmaceuticals Corp., or RPC, for six years from the closing of the merger which occurred on September 29, 2009, we are liable to advance expenses to and indemnify each of our former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the DGCL. Pursuant to the terms of such merger agreement, RPC was required to purchase an insurance policy with an effective date as of the closing of such merger, which maintains in effect for six years from such closing, the directors' and officers' liability insurance policies maintained by us immediately prior to the merger (provided that we may substitute therefor policies of at least $5,000,000 of coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to such closing provided that RPC was not obligated to expend more than $65,000 for such insurance.
Moreover, pursuant to the terms of such merger agreement, we may not modify or repeal for a period of six years' time from September 29, 2009, provisions in our certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were our officers or directors. Finally, pursuant to the terms of such merger agreement, in the event RPC or we or any of their or our respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns, as the case may be, shall succeed to the obligations set forth in such merger agreement with respect to the indemnification of officers and directors as described herein.
We have entered into agreements to indemnify our directors and executive officers. These indemnity agreements require us to hold harmless and indemnify each of our directors and executive officers (i) to the fullest extent authorized or permitted by the provisions of our bylaws and the DGCL, as the same may be amended from time to time (but only to the extent that such amendment permits us to provide broader indemnification rights than our bylaws or the DGCL permitted prior to adoption of such amendment), and (ii) subject to certain exclusions, against expenses that such director or executive officer becomes legally obligated to pay because of any claim or claims made against or by such director or executive officer in connection with threatened, pending or completed actions, suits or proceedings, to which such director or executive officer is, was or at any time becomes a party or a participant, or is threatened to be made a party, by reason of the fact that such director or executive officer is, was or at any time becomes a director, officer, employee or other agent of ours or is or was serving or at any time serves at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any of our subsidiaries. These indemnity agreements also establish the processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification. The contractual rights to indemnification provided by these indemnity agreements are subject to the limitations and conditions specified in such agreements.
Our bylaws, as amended, also permit us to maintain insurance to protect us and any director, officer, employee or agent against any liability with respect to which we would have the power to indemnify such persons under the DGCL. We maintain an insurance policy insuring our directors and officers against certain liabilities.

Our directors and certain of our officers may be entitled to indemnification against certain liabilities pursuant to underwriting agreements, sales agreements or other similar agreements entered into in connection with the distribution of securities being registered hereby.
Item 16.	Exhibits
(a) Exhibits
A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.
Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on September 4, 2014.

RAPTOR PHARMACEUTICAL CORP.

By:	/s/ Christopher M. Starr
Christopher M. Starr, Ph.D.
Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Starr, Ph.D. and Georgia Erbez, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Christopher M. Starr	Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2014
Christopher M. Starr, Ph.D.
/s/ Georgia Erbez	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 4, 2014
Georgia Erbez
/s/ Llew Keltner	Chairman and Director	September 4, 2014
Llew Keltner, M.D., Ph.D.
/s/ Raymond W. Anderson	Director	September 4, 2014
Raymond W. Anderson
/s/ Suzanne L. Bruhn	Director	September 4, 2014
Suzanne L. Bruhn, Ph.D.
/s/ Richard L. Franklin	Director	September 4, 2014
Richard L. Franklin, M.D., Ph.D.
/s/ Erich Sager	Director	September 4, 2014
Erich Sager

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Registrant	8-K	10/10/2006	3.1
3.2	Amended and Restated Bylaws of Registrant	8-K	2/26/2014	3.1
3.3	Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of Registrant's common stock and changing the name of Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc.	8-K	10/10/2006	3.3
3.4	Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of Registrant	8-K	10/10/2006	3.4
3.5	Certificate of Conversion filed with the Secretary of State of the State of Delaware	8-K	10/10/2006	3.5
3.6	Certificate of Amendment of Certificate of Incorporation of Registrant	8-K	10/5/2009	3.1
3.7	Certificate of Merger of ECP Acquisition, Inc. with and into Registrant	8-K	10/5/2009	3.2
4.1	Specimen common stock certificate of the Registrant	8-K/A	10/7/2009	4.7
4.2(a)	Rights Agreement, dated as of May 13, 2005, between Registrant and The Nevada Agency and Trust Company, as Rights Agent	8-K	5/16/2005	99.2
4.2(b)	Amendment to Rights Agreement, dated as of June 7, 2006, between Registrant and The Nevada Agency and Trust Company, as Rights Agent	8-K	6/12/2006	4.1
4.2(c)	Amendment to Rights Agreement, dated as of October 3, 2006, between Registrant and The Nevada Agency and Trust Company, as Rights Agent	10-K	3/29/2007	4.19
4.2(d)	Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between Registrant and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company)	8-K	7/28/2009	2.3
4.2(e)	Amendment to Rights Agreement, dated August 6, 2010, by and between Registrant and American Stock Transfer & Trust Company, LLC	8-K	8/10/2010	4.2
4.3	Convertible Note Purchase Agreement, dated as of July 1, 2014, related to 8.0% Senior Convertible Notes due 2019	8-K	7/3/2014	10.1
5.1	Opinion of Latham & Watkins LLP				X
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm				X
23.2	Consent of Burr Pilger Mayer, Inc., Former Independent Registered Public Accounting Firm				X
23.3	Consent of Latham &Watkins LLP (included in Exhibit 5.1)				X
24.1	Powers of Attorney (included on the signature pages hereto)				X

*	To be filed by amendment or as an exhibit to a report of the registrant on Form 10-K, 10-Q or 8-K and incorporated by reference.